Exhibit 99.1

AMENDMENT

TO

LETTER OF INTENT

This Amendment to the non-binding Letter of Intent effective as of March 1, 2017 between Guardion Health Sciences, Inc., a Delaware corporation (“Guardion”) and VectorVision, Inc., an Ohio corporation (“VectorVision”) (the “LOI”) is entered into as of June 16, 2017.

WHEREAS, Guardion desires to acquire VectorVision through a stock purchase transaction whereby Guardion will issue a certain number of shares of Guardion Common Stock to acquire all issued and outstanding shares of all classes of VectorVision stock (the “Acquisition”), which the Parties memorialized in the LOI containing a termination date of June 30, 2017.

WHEREAS, the Parties wish to extend the termination date of the LOI to August 31, 2017.

NOW THEREFORE, in consideration of the mutual promises and covenants made herein, and for other good and valuable consideration, the receipt of which is acknowledged, the Parties agree as follows:

Section 14 is amended in its entirety as follows:

14.	Termination/Expiration. Either Party may terminate this LOI at any time by providing written notice to the other Party without incurring liability or cost to the other Party. If not earlier terminated, this LOI will automatically terminate on August 31, 2017 if a Closing has not occurred.

All other terms of the LOI remain in full force and effect.

IN WITNESS WHEREOF, the authorized representatives of both Parties have read the foregoing LOI and agree and accept such terms as of the Effective Date.

VectorVision, Inc.	Guardion Health Sciences, Inc.
/David Evans/	/Michael Favish/
David Evans	Michael Favish
Title: CEO	Title: CEO
Date: Jun 16	Date: 6/16/17

15150 Avenue of Science, Suite 200, San Diego, CA 92128
Phone 858.605.9055 Fax 858.630.5543

www.guardionhealth.com